Exhibit (a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Multi Alternative Perpetual Solutions Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: The name of the trust as shown in Article 1 is changed to “Key Multi Alternatives Solutions Fund”.

3.	This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 17th day of April, 2026 A.D.

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	Trustee